Exhibit 23.6

RYDER SCOTT COMPANY		FAX (713) 651-0849
PETROLEUM CONSULTANTS

1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9l91

LETTER OF CONSENT

We hereby consent to the use of our name and the information from our report regarding our estimates of reserves and future net revenues from the production and sale of those reserves of Northrock Resources Ltd. as of June 30, 2005, in Pogo Producing Company’s Registration Statement on Form S-4.

/s/ Ryder Scott Company, Canada
RYDER SCOTT COMPANY-CANADA

December 20, 2005

Calgary, Alberta

1200, 530-8TH AVENUE, S.W.	CALGARY, ALBERTA T&P 358	TEL (403) 262-2799	FAX (403)262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303)623-4258